Exhibit (h)(4)(a)

AMENDMENT TO NON-CUSTODIAL SECURITIES LENDING AGREEMENT

This Amendment (this “Amendment”) to the Non-Custodial Securities Lending Agreement, dated January 15, 2020 (as amended from time to time, the “Agreement”) between JPMorgan Chase Bank, N.A. (“J.P. Morgan”) and Janus Detroit Street Trust on behalf of each series listed in Schedule 11 to the Agreement (each such series, a “Lender”), is entered into and effective as of February 9, 2024.

WHEREAS, the parties previously entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement with respect to such Customer as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Amendments. Schedule 4 of the Agreement shall be deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

3.	Representations. Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Entire Agreement. This Amendment and the Agreement, as amended or supplemented, and any documents referred to in each of them, constitute the whole agreement among the parties relating to their subject matter and supersede and extinguish any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Amendment is inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail as among the parties. This Amendment may only be amended in writing.

5.	Counterparts. This Amendment may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Amendment by executing a counterpart and this Amendment shall not take effect until it has been executed by both parties.

6.	Law and Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law principles).

In Witness whereof, the parties have executed this Amendment as of the date first written above.

Janus Detroit Street Trust on behalf of its series as listed in Schedule 4 of the Agreement	JPMORGAN CHASE BANK, N.A.

By:	/s/ Jesper Nergaard	By:	/s/ Amy Dunn

Name:	Jesper Nergaard	Name:	Amy Dunn

Title:	CFO & Treasurer	Title:	Executive Director

Date:	02 February 2024	Date:	February 8, 2024

Exhibit A

SCHEDULE 4

Lending Accounts and Markets

I.	Lender Accounts

The following Securities Accounts shall be Lending Accounts:

Funds	GTI Account	TITAN Account
Janus Henderson U.S. Real Estate ETF	EXZ67	G32669
Janus Henderson Small Cap Growth Alpha ETF	N/A	G29210
Janus Henderson Small/Mid Cap Growth Alpha ETF	N/A	G29211
Janus Henderson Short Duration Income ETF	EWU65	G29221
Janus Henderson Mortgage Backed Securities ETF	N/A	G29212
Janus Henderson AAA CLO ETF	N/A	G29213
Janus Henderson Sustainable Corporate Bond ETF	EYR32	S 17566
Janus Henderson B-BBB CLO ETF	EZS38	S 17513
Janus Henderson Securitized Income ETF	FGG46	S 19163

II.	Eligible Markets

J.P. Morgan may lend Securities in the following markets:

Number	Lending Markets	Additional Market Requirements
1	Australia	Yes – refer to Addendum (I) below
2	Austria
3	Belgium
4	Canada
5	Czech Republic
6	Denmark
7	Euroclear
8	Finland
9	France	Yes – refer to Addendum (II) below
10	Germany
11	Hong Kong
12	Hungary	Yes – refer to Addendum (IV) below
13	Ireland
14	Israel
15	Italy
16	Japan	Yes – refer to Addendum (IV) below
17	Mexico	Yes – refer to Addendum (IV) below
18	Netherlands

19	New Zealand
20	Norway
21	Portugal
22	Singapore	Yes – refer to Addendum (IV) below
23	South Africa
24	Spain
25	Sweden
26	Switzerland
27	United Kingdom
28	United States

Market Terms Schedule

I.	Australia

Lender acknowledges and accepts that:

a)	with regards to any institutional Share Offing (“ISO”) offered by Australian issuer to Lender, Lender shall be solely responsible for informing J.P. Morgan that Lender has (a) been invited to participate in such ISO and (b) intends to, or otherwise, exercise any rights in relation to Securities on Loan;
b)	due to the nature of an ISO, J.P. Morgan will be unaware of such ISO arising and will therefore rely solely on Lender’s notification provided in (a) above;

c)	subject to Clause 4 hereof (Instructions), Lender must provide election Instructions to J.P. Morgan:
i.	prior to market expiry where the timing of the ISO announcement makes it reasonably practicable to permit election Instructions to be given prior to such market expiry; and
ii.	in all other cases, prior to the applicable Cut-Off Time.

Such election Instructions must specify whether Lender wishes to (i) take up the ISO; (ii) lapse the ISO; or (iii) lapse and take up any available cashbook build. Upon receipt, J.P. Morgan shall use reasonable endeavours to forward such election Instructions to Borrower;

d)	J.P. Morgan shall not be liable to Lender in the event that:
iii.	Lender does not provide to J.P. Morgan any election Instructions; or
iv.	Lender fails to provide J.P. Morgan with timely election Instructions with respect to such an ISO, and J.P. Morgan in its sole discretion does not take any action in relation to such election Instructions; or
v.	election Instructions were received by Borrower after market expiry of the ISO and Borrower is unable to accept such election Instructions.

II.	France

Lender acknowledges and accepts that when lending Securities issued by French issuers (“French Securities”), any additional tax credits (including, but not limited to, credit d’Impot) that may be due to the holder of such French Securities had they not been on Loan over record date, will not form part of the manufactured Income (as defined in the applicable MSLA) that is collected from a Borrower on behalf of the Lender.

III.	Hungary, Japan, Mexico, Singapore

To the extent that Lender has approved in this Schedule that the following jurisdictions are eligible markets, Lender represents and warrants that it does not have a “permanent establishment” in:

a)	Hungary
b)	Japan
c)	Mexico
d)	Singapore